As filed with the Securities and Exchange Commission on May 20, 2016

Registration No. 333-103138; 333-83940; 333-50313; 333-50299

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

Form S-8 Registration Statement No. 333-103138

Form S-8 Registration Statement No. 333-83940

Form S-8 Registration Statement No. 333-50313

Form S-8 Registration Statement No. 333-50299

UNDER THE SECURITIES ACT OF 1933

HF FINANCIAL CORP.

Delaware	46-0418532
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

225 South Main Avenue,

Sioux Falls, SD 57104

(Address of Principal Executive Offices) (Zip Code)

HF Financial Corp. 2002 Stock Option and Incentive Plan

HF Financial Corp. Retirement Savings Plan
HF Financial Corp. 1996 Director Restricted Stock Plan

1991 Stock Option and Incentive Plan

(Full Title of the Plan)

Donald J. Straka
General Counsel

Great Western Bancorp, Inc.

100 North Phillips Avenue

Sioux Falls, South Dakota 57104

(Name and Address of Agent For Service)

(605) 373-3151

(Telephone Number, including area code, of agent for service)

Copies to:

Gregory P. Page

Mark C. Dickinson

Nyemaster Goode, PC

700 Walnut Street, Suite 1600

Des Moines, Iowa 50309

(515) 283-3166

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements of HF Financial Corp. (the “Company”) filed on Form S-8 (collectively, the “Registration Statements”):

1.                        Registration Statement No. 333-103138 registering 750,000 shares of common stock, par value $0.01 per share (“Common Stock”), of the Company under the HF Financial Corp. 2002 Stock Option and Incentive Plan;

2.                        Registration Statement No. 333-83940 registering 350,000 shares of Common Stock under the HF Financial Corp. Retirement Savings Plan;

3.                        Registration Statement No. 333-50313 registering 50,000 shares of Common Stock under the HF Financial Corp. 1996 Director Restricted Stock Plan; and

4.                        Registration Statement No. 333-50299 registering 250,000 shares of Common Stock under the 1991 Stock Option and Incentive Plan.

Effective May 16, 2016, pursuant to the Agreement and Plan of Merger between Great Western Bancorp, Inc. (“Great Western”) and the Company, dated as of November 30, 2015, the Company merged with and into Great Western with Great Western surviving the merger.

In connection with the merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements. Accordingly, pursuant to the undertaking contained in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering, the Company is filing this post-effective amendment to deregister all of such securities of the Company registered under the Registration Statements that remained unsold as of the effective time of the merger, if any.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sioux Falls, State of South Dakota, on this 20th day of May, 2016. No other person is required to sign this Post-Effective Amendment to the Registration Statements on Form S-8 in reliance upon Rule 478 under the Securities Act of 1933, as amended.

Great Western Bancorp, Inc.
(successor in interest to HF Financial Corp.)

By:	/s/ Peter Chapman
Peter Chapman
Executive Vice President and Chief Financial Officer

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